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                                                                      EXHIBIT 99

December 12, 2000

NEWS FOR IMMEDIATE RELEASE



                            GOTHIC ENERGY CORPORATION
                        ANNOUNCES APPROVAL OF MERGER WITH
                          CHESAPEAKE ENERGY CORPORATION


Tulsa, Oklahoma...GOTHIC ENERGY CORPORATION (OTC Bulletin Board: GOTH) announced that at a special meeting of its stockholders held today, the proposal to merge Gothic Energy Corporation into Chesapeake Merger 2000 Corp., a wholly owned subsidiary of Chesapeake Energy Corporation, was approved. Of the outstanding shares of Gothic Energy Corporation Common Stock, 72.8% voted in favor of the proposal.

The closing of the merger is expected to occur on or about January 15, 2001, at which time Gothic Energy Corporation shareholders will be entitled to receive
 .1908 shares of Chesapeake Energy Corporation common stock for each share of Gothic common stock, subject to possible adjustment.

This press release may contain other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Any such statements reflect the Company's current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those projected. A discussion of important factors that could cause actual results to differ materially from those projected is included in the Company's periodic reports filed with the Securities and Exchange Commission and the proxy statement relating to the special meeting.

Gothic Energy Corporation is an oil and gas acquisition, exploitation, development and production company headquartered in Tulsa, Oklahoma. Additional information may be obtained by contacting officers of the Company, Michael Paulk or Steven Ensz at the corporate headquarters. Gothic is located at 6120 South Yale Avenue, Suite 1200, Tulsa, Oklahoma, 74136; telephone number (918) 749-5666; facsimile (918) 749-5882.